Exhibit 5.3

THE STEWART LAW FIRM

A PROFESSIONAL ASSOCIATION

www.nevadacorporatelaw.com

Reply to: NEVADA

DELAWARE OFFICE: Nemours Building, Suite 1400 1007 Orange Street Wilmington, DE 19801 TELEPHONE: (302) 652 - 5200 FAX: (302) 652 - 7211	MAINE OFFICE: Suite 304 75 Market Street Portland, ME 04101 TELEPHONE: (207) 775 - 7200 FAX: (207) 773 - 9425	NEVADA OFFICE: Hughes Center, Suite 170 3763 Howard Hughes Parkway Las Vegas, NV 89169 TELEPHONE: (702) 836 - 3500 FAX: (702) 836 - 0880	CAYMAN AFFILIATE: Stewart Management Company (Cayman), LTD. P.O. Box 61 Harbour Centre, 4th Floor George Town, Cayman Islands TELEPHONE: (345) 946 - 0299

May 13, 2008

NCO Group, Inc.

507 Prudential Road

Horsham, Pennsylvania 19044

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have been requested to render an opinion on behalf of each of the subsidiaries of NCO Group, Inc., a Delaware corporation (“NCO”), listed on Schedule A attached hereto (collectively, the “Guarantors”) in our capacity as special Nevada counsel for the Guarantors for purposes of giving the opinions hereinafter set forth in connection with the filing of a Registration Statement on Form S-1 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) (as may be amended or supplemented from time to time, the “Registration Statement”), relating to the registration of (i) an indeterminate amount of NCO’s Floating Rate Senior Notes due 2013 and NCO’s 11.875% Senior Subordinated Notes due 2014 (collectively, the “Notes”) and (ii) the guarantees by the Guarantors of the Notes (the “Guarantees”), in each case to be offered solely for market-making purposes by an affiliate of NCO. The Notes and the Guarantees were issued under the Indentures dated as of November 15, 2006 (“Original Indentures”) by and among NCO, the Guarantors named therein, and The Bank of New York, as trustee (the “Trustee”). As used in this opinion with respect to each Guarantor, the term “Indentures” shall have the meaning as set forth on Schedule B.

For purposes of giving such opinions, our examination of documents has been limited to the examination of originals or copies of the following:

(a)	The Indentures;

(b)	Joinder Agreement dated as of February 29, 2008, by each of the New Guarantors named therein, including one of the Guarantors, NCOP X, LLC (“NCOP X”), with respect to the New Guarantors’ joinder to (i) the Senior Notes Registration Rights

NCO Group, Inc.

May 13, 2008

Agreement by and among NCO, certain subsidiaries of NCO and Morgan Stanley & Co. Incorporation, J.P. Morgan Securities Inc. and Banc of America Securities LLP (collectively, the “Placement Agents”) and (ii) the Senior Subordinated Notes Registration Rights Agreement by and among NCO, certain subsidiaries of NCO and the Placement Agents;

(c)	A Secretary’s Certificate, dated as of November 15, 2006, of each Guarantor, other than NCOP IX, LLC (“NCOP IX”) and NCOP X, LLC (“NCOP X”), signed by an officer of each respective Guarantor together with the attachments thereto; an Assistant Secretary’s Certificate, dated as of July 13, 2007, of NCOP IX, signed by an officer of NCOP IX, together with the attachments thereto; an Assistant Secretary’s Certificate, dated as of May 13, 2008, of the Guarantors, other than NCOP X and NCOP Capital Resource, LLC, signed by an officer of such Guarantors, together with the attachments thereto; an Assistant Secretary’s Certificate, dated as of May 13, 2008, of NCOP Capital Resource, LLC, signed by an officer of NCOP Capital Resource, together with the attachments thereto; and an Assistant Secretary’s Certificate, dated as of May 13, 2008, of NCOP X, signed by an officer of NCOP X, together with the attachments thereto (collectively, the “Secretaries’ Certificates”); and

(d)	Certificates of Existence with Status in Good Standing, dated May 13, 2008, issued by the Secretary of State of the State of Nevada (the “Nevada SOS”) with respect to the Guarantors (the “Certificates of Good Standing”).

Capitalized terms used but not otherwise expressly defined herein have the respective meanings assigned to them in the Registration Statement.

In rendering the opinions expressed herein, we have assumed the authenticity of all records, certificates, instruments, agreements and other documents submitted to us as originals, the conformity with the originals of all records, certificates, instruments, agreements and other documents submitted to us as certified, conformed, faxed, e-mailed (including by e-mail attachment) or photocopies thereof and the authenticity of the originals of such latter records, certificates, instruments, agreements and other documents.

We have further assumed: (i) except to the extent set forth in our opinion in Paragraph 1 below, the due organization, valid existence and good standing of each entity that is a party to the Indentures under the laws of the jurisdiction of its organization; (ii) except to the extent set forth in our opinion in Paragraphs 2 and 3 below, the due authorization, authentication, adoption, approval, execution, and delivery, as applicable, of each of the Indentures by each of the parties thereto; (iii) that each Indenture constitutes the legal, valid and binding obligation of each of the parties thereto and is enforceable against each such party in accordance with its terms; (iv) the legal capacity of each natural person identified in each of the records, certificates, instruments, agreements and other documents examined by us; and (v) the genuineness and authenticity of all signatures on all such records, certificates, instruments, agreements and other documents.

NCO Group, Inc.

May 13, 2008

In addition, in rendering the opinions expressed herein, (i) we have examined certificates of representatives of the Guarantors, certificates of public officials and such other instruments, agreements and documents as are in our judgment necessary or appropriate to enable us to render the opinions expressed herein, and (ii) as to questions of fact material to the opinions expressed herein, and as to factual matters arising in connection with our examination of the aforesaid materials, we have relied, to the extent we deemed appropriate, upon the factual representations and warranties contained in the Indentures, the Guarantors’ filings of record with the Nevada SOS, and the certificates, instruments, agreements and documents given, executed or entered into by any one or more of the managers, officers, or representatives (and the authority of such signatories) of the Guarantors including, without limitation, the Secretaries’ Certificates.

Based upon the foregoing and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion, as of the date hereof, that under Nevada law:

1. Each Guarantor is validly existing and in good standing under the laws of the State of Nevada.

2. Each Guarantor has the power and authority to enter into, execute and deliver, or issue, as the case may be, the Indentures and the Guarantees to which each Guarantor is a party and to perform its obligations thereunder.

3. The Indentures have been duly authorized, executed and delivered by each of the Guarantors.

4. The issuance of the Guarantees has been duly authorized by each of the Guarantors.

5. The execution and delivery or issuance, as the case may be, of the Indentures and the Guarantees by each Guarantor will not violate any provision of its respective Charter Documents or any laws, rules or regulations applicable to the Guarantors. For purposes of this opinion, the term “Charter Documents” means Articles of Incorporation and Bylaws currently in effect for each Guarantor that is a corporation and Articles of Organization and Operating Agreements currently in effect for each Guarantor that is a limited liability company.

The opinions expressed herein are further subject to, and qualified by, the following assumptions, exceptions, qualifications and limitations:

A. The opinions expressed herein are limited exclusively to matters under and governed by the internal laws of the State of Nevada. In respect to such laws, in addition to all other limitations set forth herein, such opinions are limited to laws which, in our experience, are normally applicable to the transactions contemplated by the Indentures. References herein to the “internal laws” of a jurisdiction are to the laws of that jurisdiction, other than (i) that jurisdiction’s choice-of-law statutes and rules, (ii) the statutes and ordinances, the administrative decisions, and the rules and regulations of counties, towns, municipalities and political subdivisions (whether created or enabled through legislative action at the federal, state, regional

NCO Group, Inc.

May 13, 2008

or local level), and (iii) statutes, laws, rules and regulations relating to (a) pollution or protection of the environment, (b) zoning, land use, building or construction, (c) operation of any asset or property, (d) labor, employment, employee rights and benefits or occupational safety and health, (e) utility regulation or regulation of matters pertaining to the acquisition, transportation, transmission, storage or use of energy sources used in connection therewith, (f) copyrights and patents, (g) antitrust, (h) taxation, (i) consumer protection, (j) bankruptcy, and (k) securities laws, in each case with respect to each of the foregoing (x) as interpreted, construed or enforced pursuant to any judicial, arbitral or other decision or pronouncement, (y) as enacted, promulgated or issued by, or otherwise existing in effect in, any jurisdiction, including, without limitation, the United States of America and any State of the United States of America, and (z) including, without limitation, any and all authorizations, permits, consents, applications, licenses, approvals, filings, registrations, publications, exemptions and the like required by any of them.

B. In rendering the opinions expressed in paragraph 1 above relating to valid existence and good standing, we have relied solely upon a review of the Certificates of Good Standing.

C. In rendering the opinions expressed in paragraphs 2, 3, and 4 above, we have relied solely upon the Secretaries’ Certificates as to factual matters.

D. We do not express any opinion with respect to any other instrument, agreement or other document that may be referenced in the Indentures, other than the Guarantees.

*                    *                     *

The opinions expressed herein represent our best legal judgment and are based upon the facts and assumptions set forth herein and upon existing Nevada law, which are subject to change either prospectively or retroactively. We have no obligation to update our opinions for events or changes in the current facts or law (or the effect thereof on the opinions expressed herein) occurring after the date hereof. Our opinions are in no way binding on any jurisdiction, court, government or agency. Our opinions are limited to the matters expressly stated herein, and no opinion is to be inferred or may be implied beyond the matters expressly stated. The opinions expressed herein are as of the date hereof (and not as of any other date) or, to the extent a reference to a certificate, report or other document is made herein, to any date contained in any such certificate, report or other document, and we make no undertaking to amend or supplement such opinions as facts and circumstances come to our attention or changes in the law occur which could affect such opinions.

NCO Group, Inc.

May 13, 2008

This letter is furnished by this firm as special Nevada counsel to the Guarantors solely for your benefit for use in connection with the transactions contemplated by the Registration Statement to which each Guarantor is a party and may be relied upon by you solely in connection therewith. We assume no obligation to advise you of any changes to the foregoing opinion subsequent to the effectiveness of the Registration Statement even though the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus included therein. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder. We understand and agree that Blank Rome LLP may rely upon this opinion as if it were an addressee hereof for the purpose of providing the opinion to be delivered by such firm in connection with the Registration Statement.

Very truly yours,

/s/ The Stewart Law Firm
The Stewart Law Firm
A Professional Association

NCO Group, Inc.

May 13, 2008

Schedule A

List of Guarantors

Name	State of Incorporation or Organization
NCOP I, Inc. d/b/a NCO Portfolio Management	Nevada
NCOP II, Inc. d/b/a NCO Portfolio Management	Nevada
NCOP III, Inc. d/b/a NCO Portfolio Management	Nevada
NCOP IV, Inc. d/b/a NCO Portfolio Management	Nevada
NCOP V, Inc. d/b/a NCO Portfolio Management	Nevada
NCOP VI, Inc. d/b/a NCO Portfolio Management	Nevada
NCOP VII, Inc. d/b/a NCO Portfolio Management	Nevada
NCOP VIII, LLC	Nevada
NCOP IX, LLC	Nevada
NCOP X, LLC	Nevada
NCOP Capital Resource, LLC	Nevada
NCOP/Marlin, Inc.	Nevada
NCOP Nevada Holdings, Inc.	Nevada

NCO Group, Inc.

May 13, 2008

Schedule B

Indentures

With respect to:	The term “Indentures” means:
NCOP I, Inc. d/b/a NCO Portfolio Management	Original Indentures dated November 16, 2006; Second Supplemental Indentures dated February 27, 2007; and Third Supplemental Indentures dated February 27, 2007.

NCOP II, Inc. d/b/a NCO Portfolio Management	Original Indentures dated November 16, 2006; Second Supplemental Indentures dated February 27, 2007; and Third Supplemental Indentures dated February 27, 2007.

NCOP III, Inc. d/b/a NCO Portfolio Management	Original Indentures dated November 16, 2006; Second Supplemental Indentures dated February 27, 2007; and Third Supplemental Indentures dated February 27, 2007.

NCOP IV, Inc. d/b/a NCO Portfolio Management	Original Indentures dated November 16, 2006; Second Supplemental Indentures dated February 27, 2007; and Third Supplemental Indentures dated February 27, 2007.

NCOP V, Inc. d/b/a NCO Portfolio Management	Original Indentures dated November 16, 2006; Second Supplemental Indentures dated February 27, 2007; and Third Supplemental Indentures dated February 27, 2007.

NCOP VI, Inc. d/b/a NCO Portfolio Management	Original Indentures dated November 16, 2006; Second Supplemental Indentures dated February 27, 2007; and Third Supplemental Indentures dated February 27, 2007.

NCOP VII, Inc. d/b/a NCO Portfolio Management	Original Indentures dated November 16, 2006; Second Supplemental Indentures dated February 27, 2007; and Third Supplemental Indentures dated February 27, 2007.

NCOP VIII, LLC	Original Indentures dated November 16, 2006; Second Supplemental Indentures dated February 27, 2007; and Third Supplemental Indentures dated February 27, 2007.

NCOP IX, LLC	Fourth Supplemental Indentures dated July 11, 2007.

NCOP X, LLC	Fifth Supplemental Indentures dated February 29, 2008.

NCOP Capital Resource, LLC	Original Indentures dated November 16, 2006; Second Supplemental Indentures dated February 27, 2007; and Third Supplemental Indentures dated February 27, 2007.

NCOP/Marlin, Inc.	Original Indentures dated November 16, 2006; Second Supplemental Indentures dated February 27, 2007; and Third Supplemental Indentures dated February 27, 2007.

NCOP Nevada Holdings, Inc.	Original Indentures dated November 16, 2006; Second Supplemental Indentures dated February 27, 2007; and Third Supplemental Indentures dated February 27, 2007.